UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – April 25, 2012

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2012, Lockheed Martin issued a press release announcing that its Chairman and Chief Executive Officer (CEO) Robert J. Stevens will retire as CEO on December 31, 2012. Lockheed Martin also announced that President and Chief Operating Officer Christopher E. Kubasik (age 51) will succeed Mr. Stevens as CEO effective January 1, 2013. Subject to election by stockholders and approval by the board of directors, Stevens (age 61) plans to remain Chairman of the Board through January 2014.

In addition, Lockheed Martin announced that Executive Vice President, Electronic Systems, Marillyn A. Hewson (age 58) will succeed Mr. Kubasik as President and Chief Operating Officer, also effective January 1, 2013. Ms. Hewson’s replacement as Executive Vice President, Electronic Systems will be determined by the Board of Directors at a later date.

Mr. Kubasik has served as President and Chief Operating Officer since January 2010. He previously served as Executive Vice President – Electronic Systems from September 2007 to December 2009, and as Chief Financial Officer from February 2001 to August 2007.

Ms. Hewson has served as Executive Vice President – Electronic Systems since January 2010. She previously served as President, Systems Integration – Owego from September 2008 to December 2009; Executive Vice President – Global Sustainment for Aeronautics from February 2007 to August 2008; President, Lockheed Martin Logistics Services Company from January 2007 to February 2007; and President and General Manager, Kelly Aviation Center, L.P. from August 2004 to December 2007.

A copy of the press release is filed as Exhibit No. 99 to this report.

Item 9.01. Exhibits.

Exhibit No.	Description

99	Press release of Lockheed Martin Corporation, dated April 26, 2012, announcing retirement of Robert J. Stevens, and naming Christopher E. Kubasik as Chief Executive Officer and Marillyn A. Hewson as President and Chief Operating Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

/s/ MARIAN S. BLOCK
Marian S. Block
Vice President and Associate General Counsel

April 26, 2012